ASSET PURCHASE AGREEMENT
dated as of
December 23, 2013
by and among
MIMIO, LLC,
LAZEL, INC.
and
CAMBIUM LEARNING GROUP, INC.
(solely for purposes of Section 8.14)

TABLE OF CONTENTS

Section 4.01 Organization, Good Standing and Authority of Seller; Enforceability of Seller 18

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”), dated as of December 23, 2013, is entered into by and among Mimio, LLC, a Delaware limited liability company (“Seller”), LAZEL, Inc., a Delaware corporation (“Buyer”), and, for purposes of Section 8.14 only, Cambium Learning Group, Inc., a Delaware corporation (“Parent”).

RECITALS

WHEREAS, Seller is engaged in the business of designing and developing interactive educational products under the Headsprout brand, including, without limitation, the technology-based products described on Schedule 1(a) (the “Business”);

WHEREAS, Seller is willing to sell to Buyer substantially all of the assets utilized by Seller in, and Buyer is willing to assume from Seller certain of the liabilities and obligations related to, operating the Business in exchange for the Purchase Price, all in accordance with the terms and conditions set forth herein; and

WHEREAS, Parent has agreed to become a party to this Agreement, for purposes of Section 8.14 only, in order to induce Seller to execute this Agreement and consummate the transactions contemplated hereunder.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS; INTERPRETATIONS

Section 1.01 Definitions. As used in this Agreement, the following terms shall have the respective meanings set forth below:

“Accounting Principles” means GAAP, subject to the accounting methods, principles or calculations as set forth in Schedule 1.01(b), consistently applied. For purposes of any application of the Accounting Principles hereunder, GAAP is to be applied on a basis consistent with those principles reflected by the Business in the preparation of the Financial Statements.

“Affiliate” means, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.

“Balance Sheet Date” means September 30, 2013.

“Benefit Arrangement” means, as it relates to each Transferred Business Employee only, (i) employee benefit plan, as defined in Section 3(3) of ERISA (whether or not subject to ERISA), (ii) employment agreement, offer letter or similar arrangement and (iii) bonus, commission, fee sharing, deferred compensation, incentive compensation, performance compensation, stock purchase, stock bonus, stock option, stock appreciation, restricted stock, restricted stock unit, phantom stock, savings, profit sharing, severance, retention, stay-bonus, change in control, termination pay, health or other medical, salary continuation, cafeteria, dependent care, vacation, sick leave, paid-time off, holiday pay, fringe benefit, reimbursement, life insurance, disability or other insurance, supplementary unemployment, pension retirement, supplementary retirement, welfare or other plan, program, policy or arrangement, whether written or unwritten, which any current or former employee, consultant, manager or director of Seller or any ERISA Affiliate participated or participates in or was or is covered under, or was or is otherwise a party, and with respect to which Seller or any ERISA Affiliate is or ever was a sponsor or participating employer, or had or has an obligation to make contributions, or was or is otherwise a party.

“Business Day” means a day, other than a Saturday or Sunday, on which commercial banks in New York City are open for the general transaction of business.

“Buyer Documents” means this Agreement and each other agreement, document, instrument or certificate to be executed and delivered by Buyer hereunder or in connection with the consummation of the transactions contemplated hereby.

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidential Information” means nonpublic information, knowledge, or data relating to the Business, including, without limitation, (i) all forms and types of financial, business, customer and supplier lists, formulae, know-how, processes, secrets and Trade Secrets, consultant contracts, pricing information, marketing plans, Product development plans, business acquisition plans, and all other information relating to the operation of the Business, whether tangible or intangible, whether oral or in writing, and whether or not marked, labeled, or otherwise identified as “confidential” or the like and whether or not developed independently prior to or during any affiliation with Seller; and (ii) all copies of any of the foregoing or any analyses, studies or reports that contain, are based on, or reflect any of the foregoing.  Information which enters the public domain or is publicly available loses its confidential status hereunder so long as neither Seller nor its Affiliates directly or indirectly cause such information to enter the public domain or become publicly available.

“Contract” means any contract, agreement, indenture, note, bond, mortgage, hypothec, loan, instrument, lease, license, commitment or other arrangement, understanding, undertaking, commitment or obligation, whether written or oral.

“Current Assets” means trade receivables (net of allowance for doubtful accounts) and gross finished goods inventory, each determined in accordance with the Accounting Principles.

“Current Liabilities” means trade payables, checks-in-transit and other payments which have been issued but not yet been funded, deferred compensation and accrued expenses for Transferred Business Employees (including, without limitation, accrued payroll, accrued and unused vacation time and other paid time off and accrued bonuses and commissions for Transferred Business Employees), customer accruals (but specifically excluding accruals for revenue recognition), spending and other accruals, accrued Taxes, and any unpaid transaction expenses incurred by Seller, each determined in accordance with the Accounting Principles.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to Seller, any other Person that, together with Seller, would be treated as a single employer under Section 414 of the Code.

“Extended Representations” means Section 4.13 (Benefit Arrangements), Section 4.14 (Labor) and Section 4.15 (Taxes).

“Fundamental Representations” means Section 4.01 (Organization, Good Standing and Authority of Seller; Enforceability of Seller), Section 4.02 (No Conflicts; Consents), Section 4.03 (Title to Purchased Assets), Section 4.04 (Personal Property), Section 4.10 (Intellectual Property), Section 5.01 (Organization, Good Standing and Authority of Buyer; Enforceability of Buyer), and Section 5.02 (No Conflicts; Consents).

“GAAP” means generally accepted accounting principles as in effect in the United States on the date of this Agreement.

“Governmental Authority” means any U.S. or other national, federal, state, provincial, county, municipal or local government, foreign or domestic, or the government of any political subdivision of any of the foregoing, or any entity, authority, agency, ministry or other similar body exercising executive, legislative, judicial, regulatory or administrative authority or functions of or pertaining to government, including any authority or other self-regulatory organization or quasi-governmental entity established to perform any of such functions, and also including any non-governmental trade association, union or organization, guild or similar body.

“Indebtedness” means at a particular time, without duplication, (i) any obligations under any indebtedness for borrowed money (including, without limitation, all principal, interest, premiums, penalties, fees, expenses, indemnities and breakage costs), (ii) any indebtedness evidenced by any note, bond, debenture or other debt security, (iii) deferred purchase price of more than sixty (60) days from the date of invoice for assets, property or services, whether contingent, fixed or otherwise, (iv) any commitment by which a Person assures a creditor against loss (including contingent reimbursement obligations with respect to letters of credit), (v) any indebtedness pursuant to a guarantee, (vi) any obligations under capitalized leases or with respect to which a Person is liable, contingently or otherwise, as obligor, guarantor or otherwise, or with respect to which obligations a Person assures a creditor against loss, and (vii) any indebtedness secured by a Lien on a Person’s assets.

“Intellectual Property” means any or all of the following and all rights in, arising out of, or associated therewith: (i) all United States, international, and foreign patents and applications therefor and all reissues, divisions, divisionals, renewals, extensions, provisionals, continuations and continuations-in-part thereof, and all patents, applications, documents and filings claiming priority to or serving as a basis for priority thereof (“Patents”); (ii) discoveries, concepts, ideas, research and development, know-how, formulae, inventions, compositions, technical data, procedures, designs, drawings, specifications, and other proprietary and confidential information, including customer lists, supplier lists, pricing and cost information, and business and marketing plans and proposals, in each case excluding any rights in respect of any of the foregoing that comprise or are protected by Copyrights or Patents (“Trade Secrets”); (iii) all copyrights and similar rights in protectable material, including mask works, including rights to Use and all renewals and extensions thereof and registrations of the foregoing and applications therefor, and equivalents of the foregoing throughout the world (“Copyrights”); (iv) all industrial designs and any registrations and applications therefor throughout the world; (v) all trade names (including fictitious, assumed, and d/b/a names), logos, trade dress, common law trademarks and service marks, trademark and service mark registrations and applications therefor throughout the world, together will the goodwill associated with any of the foregoing (“Trademarks”); (vi) all databases and data collections and all rights therein throughout the world; (vii) all moral rights, economic rights, rights of attribution of authors and inventors, rights of privacy, and rights of publicity, however denominated, throughout the world; (viii) all Web addresses, URLs, sites and domain names and numbers, all names and/or channels registered under accounts with YouTube or any similar website operator, and all social media handles (i.e. twitter, facebook, Google+, etc.); (ix) Software and Technology; and (x) any similar or equivalent rights to any of the foregoing anywhere in the world.

“Law” means any domestic, foreign, federal, state or local law (including common law), statute, code, ordinance, rule, regulation, policy or other requirement, bylaws or rules of any Governmental Authority applicable to its members or participants, including, without limitation, the Securities Act of 1933, as amended.

“Legal Proceeding” means any judicial, administrative or arbitral actions, suits, investigations, inquiries, proceedings or claims by or before a Governmental Authority.

“Material Adverse Effect” means a change, effect, event, occurrence or circumstance that, taken as a whole, is materially adverse to: (i) the business, assets, properties, results of operations, management, condition (financial or otherwise) or prospects of Seller, or (ii) the ability of Seller to consummate the transactions contemplated by this Agreement or perform its obligations under this Agreement or the other Transaction Documents; provided, however, that none of the following shall be taken into account in determining whether there has been or will be, a Material Adverse Effect: any adverse change, effect, event, occurrence, state of facts or development attributable to (a) the announcement or pendency of the transactions contemplated by this Agreement; (b) conditions generally affecting the industry in which the Business participates, the U.S. economy as a whole or the capital markets in general or the markets in which the Business operates; (c) compliance with the terms of, or the taking of any action required by, this Agreement, but not including, for the avoidance of doubt, any breach or violation of a Contract resulting from Seller’s execution, delivery and performance of this Agreement or the consummation of the Transactions; (d) any change in Laws or the interpretation thereof; (e) actions required to be taken under applicable Laws; (f) any change in GAAP or other accounting requirements or principles or any change in related Laws or the interpretation thereof; or (f) the commencement, continuation or escalation of a war, material armed hostilities or other material international or national calamity or act of terrorism directly or indirectly involving the United States of America.

“Order” means any order, injunction, judgment, decree, ruling, writ, inspection report, assessment or arbitration award of a Governmental Authority.

“Ordinary Course of Business” means, with respect to Seller, the ordinary and usual course of day-to-day operations of the Business through the date hereof consistent with past practice.

“Permits” means any approvals, authorizations, consents, licenses, permits or certificates of a Governmental Authority.

“Person” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust or joint venture, or a Governmental Authority or political subdivision thereof.

“Real Property Lease” means that certain Lease, dated November 22, 2011, by and between Blue Rome Building LLC and Headsprout, Inc., for the premises located at 617 Eastlake Avenue East, Floor 1, Seattle, Washington.

“Registered Intellectual Property” means all United States and foreign: (1) issued Patents and applications for Patents; (2) registered Trademarks, applications to register Trademarks, including intent-to-use applications and other registrations or applications related to Trademarks; (3) Copyright registrations and applications to register Copyrights; (4) URL registrations and applications to register URLs; and (5) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by, any state, government or other public legal authority at any time.

“Seller Documents” means this Agreement and each other agreement, document, instrument or certificate to be executed and delivered by Seller hereunder or in connection with the consummation of the transactions contemplated hereby.

“Seller Guaranty” shall mean any guaranty, letter of credit, indemnity or contribution agreement or other similar agreement entered into by Seller or any Seller Affiliate in favor of any third party guaranteeing or assuring such third party of the payment of any actual or potential liability or obligation exclusively related to the Business to such third party.

“Software” means any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons, and (iv) all documentation including user manuals and other training documentation related to any of the foregoing.

“Tax”, “tax”, “Taxes” or “taxes” means (i) all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including, without limitation, all net income, alternative minimum or add-on minimum tax, gross income, gross receipts, capital, paid-up capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, environmental, windfall profits, customs duties, fees, or other like assessments and charges of any kind whatsoever, (ii) all interest, penalties, fines, additions to tax or additional amounts imposed by any Taxing Authority in connection with any item described in clause (i), and (iii) any transferee liability in respect of any items described in clauses (i) and/or (ii) payable by reason of Contract, assumption, transferee liability, operation of Law, Treasury Regulations Section 1.1502-6(a) (or any predecessor or successor thereof of any analogous or similar provision under Law) or otherwise, in each case whether or not disputed.

“Taxing Authority” means the U.S. Internal Revenue Service and any other Governmental Authority responsible for the administration of any Tax.

“Tax Return” or “tax return” means any return, report, declaration, election, notice, form, designation or statement filed or required to be filed with respect to any Tax (including any attachments thereto, and any amendment thereof) including any information return, claim for refund, amended return or declaration of estimated Tax.

“Technology” means, collectively, (i) all designs, formulae, algorithms, procedures, methods, techniques, ideas, know-how, research and development, technical data, programs, subroutines, tools, materials, specifications, processes, inventions (whether patentable or unpatentable and whether or not reduced to practice), apparatus, creations, improvements, works of authorship and other similar materials, (ii) all recordings, graphs, drawings, reports, analyses, and other writings, and other tangible embodiments of any of the foregoing, in any form whether or not specifically listed herein, and (iii) all related technology that is used in, incorporated in, embodied in, displayed by or relate to any of the foregoing.

“Transaction Documents” means the Buyer Documents and the Seller Documents.

“Use” means to use, reproduce, modify, prepare derivative works based upon, distribute, perform, display, make, have made, sell, license, sublicense, and otherwise exploit.

“Working Capital” means, as of the Closing Date, Current Assets less Current Liabilities.

The following terms are defined in the section or subsection of this Agreement set forth after such term below:

Term	Section
Action	4.17

Agreement	Preamble

Allocation Schedule	2.08

Arbitrator	2.07	(g)(i)

Assignment and Assumption Agreement	3.03(a)(ii)

Assumed Contracts	4.12	(c)

Assumed Liabilities	2.03

Business	Recitals

Business Inbound Intellectual Property Licenses	4.10	(b)

Business Intellectual Property Licenses	4.10	(b)

Business Outbound Intellectual Property Licenses	4.10	(b)

Business Intellectual Property	4.10	(c)

Business Owned Intellectual Property	4.10	(c)

Business Service Providers	4.14	(a)

Business Software	4.10	(g)

Buyer	Preamble

Buyer Indemnified Parties	7.02	(a)

Cap Amount	7.02	(d)

Cash Consideration	2.05

Closing	3.01

Closing Date	3.01

Closing Statement	2.07	(c)(i)

Closing Working Capital	2.07	(c)(i)

Collar Amount	2.07	(i)

Damages	7.02	(a)

Domain Name Assignment Agreement	3.03(a)(vi)

Excluded Liabilities	2.04

Final Statement	2.07	(c)(i)

Financial Statements	4.07	(a)

Holdback Amount	2.05

Holdback Release Amount	3.02

Holdback Release Date	3.02

HRS Agreement	3.03(a)(viii)

Indemnified Party	7.02	(c)

Indemnifying Party	7.02	(c)

Inventory	2.01	(i)

Liens	2.01

Material Contracts	4.12	(a)

Material Owned Intellectual Property	4.10	(a)

Nonassignable Assets	2.09

Notice of Disagreement	2.07(d)(ii)

Offer Employees	6.04

Patent Assignment Agreement	3.03	(a)(v)

Personal Property Leases	4.04

Preliminary Closing Statement	2.07	(a)

Preliminary Closing Working Capital	2.07	(a)

Purchase Price	2.05

Purchased Assets	2.01

Restricted Period	6.03

Retained Assets	2.02

Seller	Preamble

Seller Indemnified Parties	7.02	(b)

Seller Permits	4.16	(b)

Survival Period	7.01

Target Working Capital	2.07

Third Party Claim	7.04

Trademark Assignment Agreement	3.03(a)(iv)

Transferred Business Employees	6.04

Transition Services Agreement	3.03(a)(vii)

Unresolved Claims	7.03	(b)

Section 1.02 Interpretation. Unless the context otherwise requires, as used in this Agreement: (i) an accounting term not otherwise defined herein has the meaning ascribed to it in accordance with GAAP; (ii) ”or” is not exclusive; (iii) ”including” and its variants mean “including, without limitation” and its variants; (iv) the terms “Dollars” and “$” mean United States Dollars; (v) words defined in the singular have the parallel meaning in the plural and vice versa; (vi) words of one gender shall be construed to apply to each gender; (vii) the words “hereof”, “herein”, “hereby”, “hereto,” and derivative or similar words refer to this entire Agreement, including the Schedules and Exhibits hereto; (viii) the terms “Article”, “Section”, “Exhibit”, “Preamble”, “Recital” and “Schedule” refer to the specified Article, Section, Exhibit, Preamble, Recital or Schedule of or to this Agreement; (ix) the phrases “delivered” or “made available” means that the information referred to has been physically or electronically delivered to the relevant parties; (x) unless specifically denominated as Business Days, references to “day” or “days” are to calendar days; and (xi) any references to time shall be references to New York time.

ARTICLE II

PURCHASE AND SALE

Section 2.01 Purchase and Sale of Assets. Subject to the terms and conditions set forth herein, and on the basis of the representations, warranties and agreements contained herein, at the Closing (as defined herein), Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase from Seller, all of Seller’s right, title and interest in and to the assets used in, held for use, or other otherwise constituting, the Business, as operated in the Ordinary Course of Business, of every kind and description, wherever located, whether tangible or intangible (including, without limitation, goodwill), real, personal or mixed, but excluding the Retained Assets (the “Purchased Assets”), free and clear of any mortgage, pledge, lien, charge, security interest, claim or other encumbrance (“Liens”). The Purchased Assets include, without limitation, all of the right, title and interest of Seller in and to the following assets of the Business:

(a) all of the Intellectual Property of Seller associated with the Business, including, without limitation, the Intellectual Property identified in Schedule 2.01(a);

(b) the names Headsprout, Headsprout Early Reading, Headsprout Reading Comprehension, MimioSprout, MimioReading, and any other names used by Seller, but excluding for all purposes any names related to Newell, Newell Rubbermaid, Dymo, Mimio or MimioTeach;

(c) all rights in, to and under any Assumed Contract, including without limitation, all rights to receive goods and services purchased pursuant to such Assumed Contracts and to assert claims and take other actions in respect of breaches or other violations thereof;

(d) all equipment (including computer and office equipment), business machines, furniture, fixtures, supplies and all other tangible personal property listed on Schedule 2.01(d);

(e) all rights and claims of Seller associated with the Business, whether mature, contingent or otherwise, against third parties whether in tort, contract or otherwise, including, without limitation, causes of action, unliquidated rights and claims under or pursuant to all warranties, representations and guarantees made by manufacturers, suppliers or vendors, claims for refunds, rights of off-set and credits of all kinds and all other general intangibles;

(f) all Permits and exemptions of, and filings or registrations with, any Governmental Authority, to the extent transferable by Seller, including, without limitation, those Permits listed on Schedule 2.01(f);

(g) all prepaid deposit, advances and other prepaid expenses associated with the Business and all other Current Assets as of the Closing Date solely to the extent taken into account in calculating the Closing Working Capital hereunder;

(h) the assets set forth on Schedule 2.01(h);

(i) all inventory, finished goods, packaging, supplies and other inventories (“Inventory”); and

(j) all books, records, files and papers relating to the conduct of the Business, as maintained in the Ordinary Course of Business, including, without limitation, drawings, computer programs, manuals and data, sales, marketing and promotional materials, correspondence, research and development records, prototypes and models, lists of present and former customers, customer credit information, customers’ pricing information, business plans, studies and analyses, whether prepared by Seller or a third party, relating to the Business, books of account, accounting records and personnel, employment and other records relating to the Business, but excluding Tax Returns and related notes, worksheets, files and documents relating thereto (the “Business Records”).

Section 2.02 Retained Assets. Notwithstanding anything to the contrary in this Agreement, the Purchased Assets shall not include any of the assets, properties, rights, contracts and claims, wherever located, whether tangible or intangible, real or personal, of Seller not included in Section 2.01 above, the Real Property Lease, or any of the assets listed on Schedule 2.02 which are related to the operation of the Business outside of the Ordinary Course of Business (collectively, the “Retained Assets”).

Section 2.03 Assumed Liabilities. Upon the terms and subject to the conditions of this Agreement and on the basis of and subject to the representations, warranties and agreements contained herein, at the Closing, Buyer shall assume and become responsible for all debts, claims, obligations, damages, fines, penalties, costs or expenses (whether known or unknown, vested or unvested, asserted or unasserted, absolute or contingent, accrued or unaccrued, assessed or unassessed, liquidated or unliquidated, actual or potential, and due or to become due) (each, a “Liability”), of or relating to the Business incurred prior to the Closing Date solely to the extent that such Liabilities have been incurred in the customary, day-to-day operation of the Business, as operated in the Ordinary Course of Business, including but not limited to, the following, but, in each case, expressly excluding the Excluded Liabilities (the “Assumed Liabilities”):

(a) the Liabilities under the Assumed Contracts solely to the extent that such Liabilities are required to be performed, and were incurred or have arisen, in the Ordinary Course of Business;

(b) all accounts payable related to the Business incurred by Seller in the Ordinary Course of Business and outstanding as of the Closing Date and reflected in the Closing Statement (collectively, the “Accounts Payable”);

(c) all Liabilities related to the Transferred Business Employees solely to the extent arising from performance of services for Buyer after the Closing, other than Liabilities for which Seller is responsible under the HRS Agreement; and

(d) those Liabilities set forth on Schedule 2.03(d).

Section 2.04 Excluded Liabilities. Notwithstanding anything in Section 2.03 above and notwithstanding anything to the contrary contained in this Agreement, Buyer shall not assume any Liabilities of Seller other than Assumed Liabilities (“Excluded Liabilities”). Excluded Liabilities shall include, without limitation, the following:

(a) all Liabilities, whether absolute, accrued, contingent or otherwise, for Taxes (i) relating to Seller or, for any taxable period (or any portion thereof) ending on or prior to the Closing Date, any aspect of the Business or operations or (ii) resulting from the transactions contemplated by this Agreement;

(b) all Liabilities of any kind existing as of the Closing Date of a nature properly characterized under the Accounting Principles as an inter-company liability or otherwise owed or owing by the Business to Seller or any of its respective Affiliates;

(c) all Liabilities relating to current or former employees, managers, directors, agents, consultants or other independent contractors of Seller or ERISA Affiliates, whether or not such Persons are or are otherwise employed by or perform other services for Buyer or its respective Affiliates after the Closing, relating to services performed, benefits accrued or claims accrued or incurred on, prior to or after the Closing, including, without limitation all severance, bonus, damages for wrongful dismissal, paid-time-off, accrued vacation, and other post-termination payments, but excluding Liabilities relating to Transferred Business Employees for services performed for Buyer after the Closing (other than Liabilities for which Seller is responsible under the HRS Agreement);

(d) except for Current Liabilities taken into account in calculating the Closing Working Capital hereunder, all Liabilities relating to or arising under each Benefit Arrangement at any time before, on or after the Closing Date, including, but not limited to, any liability or obligation (i) under or for any employment agreement, offer letter or similar arrangement, compensation, bonus, retention, change of control, commission or fee sharing arrangement, stock option, incentive, deferred compensation, accrued payroll, accrued vacation pay, sick leave, severance, worker’s compensation, unemployment compensation, employee welfare or retirement benefits, and (ii) for the provision of healthcare continuation coverage under COBRA or any other Law to current or former employees of Seller or ERISA Affiliates (or beneficiary thereof);

(e) all Liabilities directly or indirectly based upon, arising out of, resulting from or relating to any act, omission, event, condition or circumstance occurring or existing, in connection with any aspect of the Business or the Purchased Assets or otherwise, as of or prior to the consummation of the Closing and that (i) were not incurred in the Ordinary Course of Business or (ii) relate to, or are the subject of, any inaccuracy in any representation or breach of any warranty made by Seller in this Agreement or any Seller Document;

(f) all Liabilities arising out of any Legal Proceeding, inquiry, claim, Order or investigation by or before any Governmental Authority arising out of events, transactions, facts, circumstances, acts or omissions which, to Seller’s knowledge, occurred or existed or was commenced prior to or on the Closing Date;

(g) all Liabilities arising out of (i) any Contract with Seller, other than an Assumed Contract or (ii) any Assumed Contract to the extent that such Liabilities are based upon, arise out of, result from or relate to, Seller’s breach of, or non-compliance with, any provision of an Assumed Contract;

(h) all Liabilities that Seller may have with respect to the negotiation, preparation and execution of this Agreement and the consummation of the transactions contemplated hereby;

(i) all Liabilities relating to the infringement, violation or an unauthorized use or misappropriation of any Intellectual Property of any third party arising out of events occurring prior to the Closing Date; and

(j) all Liabilities arising out of the Retained Assets.

Section 2.05 Consideration. In consideration for the sale by Seller to Buyer of the Purchased Assets and the assumption by Buyer of the Assumed Liabilities, and subject to adjustment as provided in Section 2.07, the aggregate purchase price for the Purchased Assets (the “Purchase Price”) shall be Four Million Dollars ($4,000,000) in cash; provided that Four Hundred Thousand Dollars ($400,000) of the Purchase Price shall be retained by Buyer pursuant to Article III and Article VII hereof (the “Holdback Amount”). An amount equal to Three Million Six Hundred Thousand Dollars ($3,600,000) shall be paid to Seller by wire transfer of immediately available funds on the Closing Date in accordance with the wire transfer instructions delivered in writing by Seller to Buyer at least one (1) business day prior to the Closing. The “Cash Consideration” shall be the Purchase Price less the Holdback Amount.

Section 2.06 Withholding Tax. Buyer shall be entitled to deduct and withhold from the Purchase Price all taxes that Buyer may be required to deduct and withhold under any applicable Tax Law. All such withheld amounts shall be treated as delivered to Seller hereunder.

Section 2.07 Purchase Price Adjustment.

(a) Not later than two (2) calendar days prior to the Closing Date, Seller shall have provided Buyer with a schedule prepared in good faith and based on the Balance Sheet, in the form attached hereto as Schedule 2.07(a), as of the open of business on the Closing Date (the “Preliminary Closing Statement”) and a statement of the estimated Working Capital, derived from the Preliminary Closing Statement (“Preliminary Closing Working Capital”). The Preliminary Closing Statement and Preliminary Closing Working Capital shall be prepared by Seller in accordance with the Accounting Principles.

(b) If the Preliminary Closing Working Capital is (1) less than $237,456 (the “Target Working Capital”), then the Purchase Price payable by Buyer to Seller at Closing will be decreased by an amount equal to the excess of the Target Working Capital over the Preliminary Closing Working Capital; or (2) more than the Target Working Capital, then the Purchase Price payable by Buyer to Seller at Closing will be increased by an amount equal to the excess of the Preliminary Closing Working Capital over the Target Working Capital . The Purchase Price shall be subject to further adjustment following the Closing as provided herein to reflect the difference, if any, between the Final Closing Working Capital (as defined below) determined pursuant to this Section 2.7 and the Preliminary Closing Working Capital.

(c) Preparation of the Closing Statement.

(i) Within sixty (60) days after the Closing Date, Buyer will prepare and deliver to Seller a schedule prepared in good faith and based on the Balance Sheet, in the form attached hereto as Schedule 2.07(a), as of the open of business on the Closing Date (the “Closing Statement”) and a statement of the Working Capital, derived from the Closing Statement (“Closing Working Capital”). The Closing Statement and the Closing Working Capital shall be prepared in accordance with the Accounting Principles. The Closing Statement as finally modified pursuant to Sections 2.07(d) through 2.07(f) is referred to herein as the “Final Statement” and the Closing Working Capital, as derived from the Final Statement, is referred to herein as the “Final Closing Working Capital.” All disputes with respect to the Closing Statement and the Closing Working Capital will be resolved in accordance with Sections 2.07(d) through 2.07(f).

(ii) From the Closing Date until the finalization of the Final Statement, Seller will assist, in good faith, Buyer and its Representatives in the preparation of the Closing Statement. During such period, Seller will provide Buyer reasonable access during normal business hours to Seller’s personnel, books and records (and the work papers prepared by Seller’s independent accountants (subject to compliance with Seller’s independent accountants’ customary procedures for release)) not included in the Purchased Assets and related to the Business for such purpose.

(d) Review of Closing Statement.

(i) Seller shall have thirty (30) days following Buyer’s delivery of the Closing Statement to Seller to review and respond to the Closing Statement, during which period Buyer will grant Seller reasonable access during normal business hours to Buyer’s personnel, the Business Records and the work papers prepared by Buyer’s independent accountants (subject to compliance with Buyer’s independent accountants’ customary procedures for release) with respect to the Closing Statement.

(ii) Unless Seller has delivered to Buyer a written letter of its disagreement with the Closing Statement (the “Notice of Disagreement”) on or prior to the thirtieth (30th) day following Buyer’s delivery of the Closing Statement to Seller, the Closing Statement will become the Final Statement on the thirty-first (31st) day following Buyer’s delivery of the Closing Statement to Seller. The Notice of Disagreement will set forth in reasonable detail any proposed adjustment to the Preliminary Closing Statement and the basis for such adjustment.

(e) If the Notice of Disagreement is delivered in accordance with Section 2.07(d)(ii) then:

(i) any amount set forth in the Closing Statement as to which Seller has not objected in the Notice of Disagreement in accordance with Section 2.07(d)(ii) will be deemed to be accepted and will become part of the Final Statement, and

(ii) the Closing Statement, as modified to reflect the adjustments (x) accepted pursuant to this Section 2.07(e), (y) agreed to in writing pursuant to Section 2.07(f) and (z) determined by the Arbitrator pursuant to Section 2.07(g) will become the Final Statement on the earlier of (1) the date that Seller and Buyer resolve in writing all remaining disputed matters specified in the Notice of Disagreement or (2) the date that the Arbitrator delivers to Seller and Buyer a copy of the Final Statement and the Final Closing Working Capital pursuant to Section 2.07(g).

(f) Meeting to Resolve Proposed Adjustments. As soon as reasonably practicable, but in no event later than thirty (30) days, after Sellers’ delivery of the Notice of Disagreement, Buyer and Seller will meet and endeavor to resolve the unaccepted adjustments in the Notice of Disagreement. If Buyer and Seller reach agreement in writing on such adjustments, the Final Statement will be the Closing Statement modified to reflect the adjustments agreed to in writing by the parties pursuant to this Section 2.07(f).

(g) Resolution by Arbitration.

(i) If Buyer and Seller do not resolve to their mutual satisfaction all disputed adjustments in the Notice of Disagreement within twenty-five (25) days following the meeting provided for in Section 2.07(f), any remaining disputed adjustments that were included in the Notice of Disagreement will be settled by an independent accounting firm of national reputation mutually acceptable to Buyer and Seller (such accounting firm being the “Arbitrator”) in accordance with the following provisions of this Section 2.07(g).

(ii) On or prior to the thirtieth (30th) day following the meeting provided for in Section 2.07(f), Seller will furnish the Arbitrator with a copy of this Agreement, the Financial Statements, the Closing Statement, the Notice of Disagreement and any other relevant correspondence between the parties. Buyer and Seller will also give the Arbitrator:

(A) position papers outlining such Party’s respective arguments and supporting documentation for such Party’s position; provided, however, that Buyer’s positions, arguments and computations must match those set forth in the Closing Statement or agreed to with Seller pursuant to Section 2.07(f) above (and the Arbitrator will not consider any that do not so match), and Seller’s positions, arguments and computations must match those set forth in the Notice of Disagreement or agreed to with Buyer pursuant to Section 2.07(f) above (and the Arbitrator will not consider any that do not so match); and

(B) access to the books and records of the Business, including any work papers or other schedules prepared by such Party’s accountants (subject to compliance with such Party’s accountants’ customary procedures for release) relating to the preparation of the Closing Statement and the Notice of Disagreement.

(iii) The Arbitrator’s engagement will be limited to (A) reviewing the Closing Statement and the amounts placed in dispute by the Notice of Disagreement pursuant to Section 2.07(d)(ii); (B) determining (1) whether Buyer’s proposed amount for each individual item in the Closing Statement or Seller’s proposed adjustment thereto in the Notice of Disagreement is calculated more nearly in accordance with Section 2.07(c) and (2) whether there were mathematical errors in the Closing Statement; (C) preparing the Final Statement, which will include those amounts in the Closing Statement agreed to in writing by Buyer and Seller pursuant to Section 2.07(f), and those amounts determined by the Arbitrator to be calculated more nearly in accordance with Section 2.07(c); and (D) calculating the Final Working Capital. The fees and expenses of the Arbitrator will be borne by Seller and Buyer in inverse proportion as they may prevail on matters resolved by the Arbitrator, which proportionate allocations will also be determined by the Arbitrator at the time the determination of the Arbitrator is rendered on the Final Statement and the Final Working Capital.

(iv) The parties will instruct the Arbitrator to (A) complete its preparation of the Final Statement and the Final Working Capital within twenty-five (25) days from the date of submission of the disputed adjustments to the Arbitrator pursuant to Section 2.07(g)(ii) and (B) deliver promptly thereafter a copy of the Final Statement and the Final Working Capital to Seller and Buyer, together with a report setting forth each disputed adjustment and the Arbitrator’s determination with respect thereto. The Arbitrator’s determination will be conclusive and binding upon the parties and may be entered and enforced in any court of competent jurisdiction.

(h) Payment of Purchase Price Adjustment. Upon final determination of the Final Closing Working Capital as provided in this Section 2.07, if the Final Closing Working Capital is (1) less than the Preliminary Closing Working Capital, the Purchase Price shall, subject to Section 2.07(i) be decreased by the excess of the Preliminary Closing Working Capital over the Final Closing Working Capital, or (2) more than the Preliminary Closing Working Capital, the Purchase Price shall, subject to Section 2.07(i) be increased by the excess of the Final Closing Working Capital over the Preliminary Closing Working Capital (the “Purchase Price Adjustment”). Subject to Section 2.07(i), if the Purchase Price Adjustment results in an increase in the Purchase Price, then such increase shall be paid by the Buyer to the Seller on a dollar for dollar basis and, if the Purchase Price Adjustment results in a decrease in the Purchase Price, then such decrease shall be paid by Seller to Buyer on a dollar for dollar basis. The Purchase Price Adjustment, if any, will be paid by Seller or Buyer, as the case may be, within ten (10) Business Days following the date on which the Closing Statement becomes the Final Statement (as determined in accordance with Section 2.07(c)(i)), which payment shall be made in immediately available funds by wire transfer pursuant to instructions provided in writing by Buyer.

(i) No Purchase Price Adjustment Payment. Notwithstanding the foregoing provisions of this Section 2.07, no Purchase Price Adjustment payment will be required or made pursuant to Section 2.07(h) unless the Purchase Price Adjustment exceeds Twenty-Five Thousand Dollars ($25,000) (the “Collar Amount”), and if the amount of the Purchase Price Adjustment exceeds the Collar Amount, then the entire amount of the Purchase Price Adjustment shall be made.

Section 2.08 Allocation of Purchase Price. Seller and Buyer agree that the Purchase Price and the relevant Assumed Liabilities shall be allocated among the Purchased Assets in accordance with Section 1060 of Code. Seller and Buyer shall provide the other promptly with any other information required to complete the Allocation Schedule (as defined below). Buyer and Seller also shall allocate and report any adjustments to the Purchase Price in accordance with Treasury Regulations Section 1.1060-1(e), and any allocations made as a result of such adjustments shall become part of the Allocation Schedule. The Purchase Price (which for these purposes shall include the amount of the relevant Assumed Liabilities) shall be allocated among the Purchased Assets in accordance with a schedule that Buyer shall provide to Seller within thirty (30) days after the Closing. Thereafter, Seller shall have thirty (30) days either to (a) agree with and accept such schedule or (b) in good faith suggest changes to such schedule and attempt to agree with the Buyer, with each party using its commercially reasonable efforts to resolve such dispute within thirty (30) days, as to the contents of the schedule (with the resulting agreed-upon schedule in both instances called the “Allocation Schedule”). If Seller and Buyer are unable to resolve such dispute within such thirty (30) day period, the resolution of such dispute shall be determined by the Accounting Firm whose cost shall be borne equally by Seller and Buyer. The parties shall instruct the Accounting Firm to resolve such dispute within fifteen (15) days after submission of such disputed item to the Accounting Firm for its consideration. The Accounting Firm’s resolution of the dispute shall be final and binding on the parties and shall be deemed to amend the Allocation Schedule. Once Seller and Buyer agree on the Allocation Schedule (or once the Accounting Firm determines the Allocation Schedule), Seller and Buyer shall file Internal Revenue Service Form 8594 and any required attachments thereto (“Form 8594”), together with all federal, state and local Tax Returns, in a manner consistent with and in accordance with such Allocation Schedule.

Section 2.09 Consent of Third Parties. Nothing in this Agreement nor the consummation of the transactions contemplated hereby shall be construed as an attempt or agreement to assign any Purchased Asset, including any Contract, Permit, Intellectual Property, certificate, approval, authorization or other right, which by its terms or by Law is nonassignable without the consent of a third party or a Governmental Authority or is cancelable by a third party in the event of an assignment (“Nonassignable Assets”) unless and until such consent shall have been obtained. Seller shall, and shall cause its Affiliates to, use its commercially reasonable best efforts to cooperate with Buyer at its request in endeavoring to obtain such consents promptly. To the extent permitted by applicable Law, in the event consents to the assignment thereof cannot be obtained, such Nonassignable Assets shall be held, as of and from the Closing Date, by Seller or the applicable Affiliate of Seller in trust for Buyer and the covenants and obligations thereunder shall be performed by Buyer in Seller’s or such Affiliate’s name and all benefits and obligations existing thereunder shall be for Buyer’s account. Seller shall take or cause to be taken at Seller’s expense such actions in its name or otherwise as Buyer may reasonably request so as to provide Buyer with the benefits of the Nonassignable Assets and to effect collection of money or other consideration that becomes due and payable under the Nonassignable Assets, and Seller or the applicable Affiliate of Seller shall promptly pay over to Buyer all money or other consideration received by it in respect of all Nonassignable Assets. As of and from the Closing Date, Seller on behalf of itself and its Affiliates authorizes Buyer, to the extent permitted by applicable Law and the terms of the Nonassignable Assets, at Buyer’s expense, to perform all the obligations and receive all the benefits of Seller or its Affiliates under the Nonassignable Assets and appoints Buyer its attorney-in-fact to act in its name on its behalf or in the name of the applicable Affiliate of Seller and on such Affiliate’s behalf with respect thereto.

ARTICLE III

CLOSING

Section 3.01 Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place simultaneously with the execution of this Agreement on the date hereof (the “Closing Date”) via electronic exchange of documents the Closing Date. The consummation of the transactions contemplated by this Agreement shall be deemed to occur at 12:01 a.m. U.S. Eastern Time on the Closing Date.

Section 3.02 Holdback. At the Closing, Buyer shall withhold the Holdback Amount from the Purchase Price as security for the indemnity obligations of Seller under this Agreement. The Holdback Amount shall be held, administered and distributed by Buyer in accordance with the terms of Article VII. Subject to the terms of Article VII, Buyer shall release the Holdback Amount on the date that is eighteen (18) months after the Closing Date (the “Holdback Release Date”), less any amount necessary to cover any past or pending claims for indemnification pursuant to this Agreement (the “Holdback Release Amount”).

Section 3.03 Closing Deliverables.

(a) At the Closing, Seller shall deliver or cause the delivery of each of the following to Buyer:

(i) physical possession and control of the Purchased Assets, including, without limitation, all Business Records;

(ii) a counterpart of the assignment and assumption agreement in the form annexed hereto as Exhibit A (the “Assignment and Assumption Agreement”) and a bill of sale in the form annexed hereto as Exhibit B, each duly executed by Seller;

(iii) [intentionally omitted];

(iv) a counterpart of the trademark assignment agreement in the form annexed hereto as Exhibit D (the “Trademark Assignment Agreement”), duly executed by Seller;

(v) a counterpart of the copyright assignment agreement in the form annexed hereto as Exhibit E (the “Patent Assignment Agreement”), duly executed by Seller;

(vi) a counterpart of the domain name assignment agreement in the form annexed hereto as Exhibit F (the “Domain Name Assignment Agreement”), duly executed by Seller;

(vii) a counterpart of the transition services agreement in the form annexed hereto as Exhibit G (the “Transition Services Agreement”), duly executed by Seller;

(viii) a counterpart of the human resources services agreement in the form annexed hereto as Exhibit H (the “HRS Agreement”), duly executed by Seller;

(ix) a certificate of the Secretary (or equivalent officer) of Seller, in form and substance satisfactory to Buyer, certifying as to (A) a certified copy of Seller’s certificate of formation; (B) the operating agreement of Seller, including any amendments thereto, as in effect on the date hereof; (C) the resolutions of the manager of Seller, duly adopted and in effect, which authorize the execution, delivery and performance of this Agreement and the other Seller Documents and the transactions contemplated hereby and thereby, and (D) the names and signatures of the officers of Seller authorized to sign this Agreement and the other Seller Documents;

(x) an affidavit of non-foreign status of Seller that complies with section 1445 of the Code and satisfies the requirements of Treasury Regulation Section 1.1445-2(b); and

(xi) such other documents and instruments, including customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to Buyer, as Buyer or its counsel may reasonably request.

(b) At the Closing (or, solely with respect to delivery of the Cash Consideration, on January 3, 2014), Buyer shall deliver or cause the delivery of each of the following to Seller:

(i) the Cash Consideration;

(ii) a counterpart of the Assignment and Assumption Agreement, duly executed by Buyer;

(iii) [intentionally omitted];

(iv) a counterpart of the Trademark Assignment Agreement, duly executed by Buyer;

(v) a counterpart of the Patent Assignment Agreement, duly executed by Buyer;

(vi) a counterpart of the Domain Name Assignment Agreement, duly executed by Buyer;

(vii) a counterpart of the Transition Services Agreement, duly executed by Buyer;

(viii) a counterpart of the HRS Agreement, duly executed by Buyer; and

(ix) a certificate executed by the corporate secretaries or assistant secretaries of Buyer and Parent, respectively, certifying as of the Closing Date (A) a true and complete copy of the certificate of incorporation of Buyer, (B) a true and complete copy of the bylaws of Buyer, (C) that the boards of directors of each of Buyer and Parent have duly authorized the execution, delivery and performance by Buyer and Parent of this Agreement and the consummation of the transactions contemplated by this Agreement, and (D) the names and signatures of the officers of each of Buyer authorized to sign this Agreement and the other Buyer Documents.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer that the statements contained in this Article IV are true and correct as of the date hereof, knowing and intending that Buyer is relying hereon in entering into this Agreement. For purposes of this Article IV, “Seller’s knowledge,” “knowledge of Seller” and any similar phrases shall mean the actual or constructive knowledge of any manager, director or officer of Seller, after due inquiry.

Section 4.01 Organization, Good Standing and Authority of Seller; Enforceability of Seller.

(a) Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the state of Delaware. Seller has full limited liability company power and authority to enter into this Agreement and the other Seller Documents, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. Seller is duly qualified to do business as a foreign entity and is in good standing in each jurisdiction where the failure to be so qualified would have a Material Adverse Effect. Schedule 4.01 lists each jurisdiction in which Seller is so qualified in respect of its operation of the Business.

(b) The execution, delivery and performance by Seller of this Agreement and the other Seller Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Seller. This Agreement and the other Seller Documents have been duly executed and delivered by Seller, and (assuming due authorization, execution and delivery by Buyer) this Agreement and the other Seller Documents constitute legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms.

Section 4.02 No Conflicts; Consents. The execution, delivery and performance by Seller of this Agreement and the other Seller Documents, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) violate or conflict with the certificate of formation, operating agreement or other organizational documents of Seller; (b) violate or conflict with any Order or Law applicable to Seller or the Purchased Assets; (c) conflict with, or result in (with or without notice or lapse of time or both) any violation of, or default under, or give rise to a right of termination, acceleration or modification of any obligation or loss of any benefit under any contract or other instrument to which Seller is a party or to which any of the Purchased Assets are subject; or (d) result in the creation or imposition of any Lien on the Purchased Assets. No consent, approval, waiver or authorization is required to be obtained by Seller from any Person in connection with the execution, delivery and performance by Seller of this Agreement and the consummation of the transactions contemplated hereby. No consent, approval, waiver or authorization is required to be obtained by Seller from any Government Authority in connection with the execution, delivery and performance by Seller of this Agreement or the other Seller Documents and the consummation of the transactions contemplated hereby or thereby.

Section 4.03 Title to Purchased Assets. Seller owns and has good and marketable title to the Purchased Assets, free and clear of all Liens and, at Closing, Buyer will be vested with good, marketable and exclusive title to the Purchased Assets, free and clear of all Liens. No third party (including any Affiliate or equity holder of Seller) owns or has any interest by lease, license or otherwise in any of the Purchased Assets. Except for the Real Property Lease and the assets listed on Schedule 2.02, the Purchased Assets constitute all of the rights, properties, services and assets (personal, tangible or intangible) which are utilized in the conduct of the Business as it is currently operated and are sufficient for Buyer to conduct the Business as it is currently operated from and after the Closing Date in all material respects. The Purchased Assets are in all material respects fit for operation in the Ordinary Course of Business (subject to normal wear and tear) and, to the knowledge of Seller, there are no defects, facts or conditions affecting the Purchased Assets which could, individually or in the aggregate, interfere in any material respect with the use or operation thereof as currently used or operated. All tangible personal property owned or leased by Seller has been maintained in accordance with generally accepted industry standards.

Section 4.04 Personal Property. Seller has good and marketable title to (or valid leasehold or contractual interests in) all personal property comprising the Purchased Assets, free and clear of all Liens. Schedule 2.01(d) sets forth all personal property used or held for use by Seller in connection with the Business. Schedule 4.04 sets forth all leases of personal property (“Personal Property Leases”) relating to personal property used in the Business or to which Seller is a party. Each of the Personal Property Leases is in full force and effect and Seller has not received or given any notice of any default or event that with notice or lapse of time, or both, would constitute a default by Seller under any of the Personal Property Leases and, to the knowledge of Seller, no other party is in default thereof. To Seller’s knowledge, all equipment, furniture, fixtures and other material items of personal property used in the Business are in good operating condition and fit for operation in the Ordinary Course of Business (subject to normal wear and tear) with no defects that could reasonably be expected to interfere with the conduct of the normal operation of such equipment, furniture, fixtures and other personal property.

Section 4.05 Real Property. Other than the Real Property Lease, there is no real estate or interests in real estate owned or leased by Seller and used in the conduct of the Business.

Section 4.06 Absence of Questionable Payments. Neither Seller nor any of its Affiliates, directors, officers, managers, members, partners, employees, agents, representatives or other Persons acting on behalf of Seller has: (i) used any funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activities of government officials or others, or (ii) accepted or received any unlawful contributions, payments, gifts or expenditures.

Section 4.07 Financial Statements; Books and Records.

(a) Seller has previously furnished to Buyer a schedule of balance sheet items of the Business, prepared in good faith as of the November 30, 2013 and a good faith estimate of the related unaudited statement of income from July 12, 2013 (such statements are referred to herein as the “Financial Statements”). Except as set forth in the notes thereto, each of the Financial Statements has been prepared in accordance with the Accounting Principles.

(b) All books, records and accounts of Seller related to the Business are accurate and complete (except for such immaterial omissions that may exist as a result of Seller’s operation of the Business as part of a combined enterprise including other lines of business and not as a stand-alone entity) and are maintained in all material respects in accordance with good business practice, all applicable Laws and the Accounting Principles. All transactions of Seller related to the Business are properly and timely recorded and reflected in the books, records and accounts of the Business.

Section 4.08 No Undisclosed Liabilities. Except as disclosed on Schedule 4.08(a), Seller does not have any Indebtedness, Damages or other adverse claim, liability or obligation (whether direct or indirect, known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due, and whether in contract, tort, strict liability or otherwise) which is not accurately reflected or provided for in the schedule of balance sheet items dated as of the Balance Sheet Date included within the Financial Statements, other than those incurred in the Ordinary Course of Business since the Balance Sheet Date which are not material. Schedule 4.08(b) contains a complete list of all Seller Guarantees.

Section 4.09 Absence of Certain Developments. Except as expressly contemplated by this Agreement or as set forth on Schedule 4.09, since the Balance Sheet Date (i) Seller has conducted the Business only in the Ordinary Course of Business and (ii) there has not been any event, change, occurrence or circumstance that has had or could reasonably be expected to have a Material Adverse Effect.

Section 4.10 Intellectual Property.

(a) Schedule 4.10(a) contains a true, correct and complete list of: (i) all Registered Intellectual Property owned by Seller that is used in, or held for use in, the conduct of, the Business as currently conducted and (ii) all Intellectual Property (other than Registered Intellectual Property) that is owned by Seller and is material to the conduct of the Business as currently conducted ((i) and (ii), collectively, the “Material Owned Intellectual Property”).

(b) Schedule 4.10(b) contains a true, correct and complete list of: (i) all licenses for Intellectual Property licensed to Seller and used in, or held for use in, the conduct of, the Business as currently conducted and which Intellectual Property is used by Seller in connection with the Business (the “Business Inbound Intellectual Property Licenses”) and (iii) all licenses for Intellectual Property licensed by Seller to any third party that relates to any of the Purchased Assets or the Business (the “Business Outbound Intellectual Property Licenses” and, collectively with the Business Inbound Intellectual Property Licenses, the “Business Intellectual Property Licenses”)). Seller has performed all obligations required to be performed by it under the Business Intellectual Property Licenses and, to the knowledge of Seller, no other party to any Business Intellectual Property License is in default thereunder.

(c) Except as set forth on Schedule 4.10(c), all rights to Material Owned Intellectual Property and any other Intellectual Property relating to the Business that Seller purports to own (collectively, the “Business Owned Intellectual Property”), and all Business Intellectual Property Licenses (collectively, with the Business Owned Intellectual Property, the “Business Intellectual Property”), are fully transferable, alienable or licensable to Buyer by Seller without restriction and without payment of any kind to any third party.

(d) Except as set forth on Schedule 4.10(d), (i) Seller is the sole and exclusive owner of all right, title and interest to each item of Business Owned Intellectual Property, (ii) Seller’s right, title and interest to each item of Business Intellectual Property is free and clear of Liens; and (iii) Seller has not received written notice of any claim against Seller by any Person or any Litigation pending or, to the knowledge of Seller, threatened against Seller that challenges the validity or enforceability thereof or the rights of Seller in the Business Owned Intellectual Property. There is no pending, or to the knowledge of Seller, threatened, opposition, interference, or cancellation proceeding before any Governmental Authority against any item of Business Owned Intellectual Property. Except as set forth on Schedule 4.10(d), to the knowledge of Seller, none of the Business Owned Intellectual Property is being infringed.

(e) Except as set forth on Schedule 4.10(e), Seller has not received, at any time prior to the date hereof, and, to the knowledge of Seller, is not aware of any facts that indicate a likelihood of receiving, written notice from any Person directing Seller to review or consider the applicability of such Person’s Intellectual Property to the Business and/or the Business Intellectual Property or claiming that the operation of the Business or any act, product, technology or service of Seller infringes, misappropriates, dilutes or otherwise violates any Intellectual Property or other rights of any Person (including, without limitation, any demand or request that Seller license any rights from a third party). None of the Business Intellectual Property or other Purchased Assets, nor the use thereof in the manner used by Seller or its licensees prior to the date hereof, nor Seller’s operation of the Business, infringes, misappropriates, dilutes or otherwise violates (or has infringed, misappropriated, diluted or otherwise violated) the Intellectual Property or other rights of any Person.

(f) Seller has taken commercially reasonable precautions to protect the secrecy, confidentiality and value of all Confidential Information included in the Business Owned Intellectual Property. All employees and consultants of Seller who in the normal course of his or her duties is involved in the creation of Business Owned Intellectual Property have entered into one or more Contracts with Seller, or otherwise has a legal duty, sufficient to vest title in Seller of all Intellectual Property, created by such employee or consultant in the scope of his or her employment or consultancy, as the case may be, with Seller.

(g) With respect to the Software that is included in the Purchased Assets (the “Business Software”): (i) Seller has not experienced any material defects in the Business Software, including any material error or omission in the processing of any transactions other than defects which have been corrected, and (ii) no Business Software (x) contains any device or feature designed to disrupt, disable, or otherwise impair the functioning of any Business Software or (y) is subject to the terms of any “open source” or other similar license that provides for the source code of the Business Software to be publicly distributed or dedicated to the public.

Section 4.11 Inventory. All Inventory, whether or not reflected in the Closing Balance Sheet, consists of a quality and quantity usable and salable in the Ordinary Course of Business consistent with past practice, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established. All Inventory is owned by Seller free and clear of all Liens, and no Inventory is held on a consignment basis. The quantities of each item of Inventory (whether raw materials, work-in-process or finished goods) are not excessive, but are reasonable in the present circumstances of Seller.

Section 4.12 Material Contracts.

(a) Schedule 4.12(a) sets forth, by reference to the applicable subsection of Section 4.12(a), all of the Contracts relating in any material respect to the Business or the Purchased Assets to which Seller is a party (collectively, the “Material Contracts”), including, without limitation, the following:

(i) lease, rental or occupancy agreements, installment and conditional sale agreements, and other Contracts affecting the ownership of, leasing of, or title to, or other interest in, any tangible personal property or real property involving either individual payments or aggregate payments in excess of $50,000 per year;

(ii) Contracts involving a sharing of profits, losses, costs or liabilities of the Business with any Person;

(iii) Contracts between Seller and an Affiliate of Seller;

(iv) Contracts containing covenants presently limiting the ability of the Business to compete with any Person in any line of business or in any area or territory;

(v) Contracts for the employment of any individual that is dedicated, or provides material services, to the Business on a full-time, part-time or consulting or other basis or providing for severance, retention, change in control or other similar payments;

(vi) Contracts for the sale of the products of the Business or for the furnishing of services by the Business (A) which call for performance over a period of more than six (6) months or (B) which involve aggregate payments in an amount reasonably likely to exceed $50,000 per year;

(vii) Contracts pursuant to which Seller grants to any Person the right to market, distribute or resell any products of the Business, to represent Seller with respect to any of the products of the Business, or to act as agent for Seller in the marketing, distribution or sale of any of the products of the Business or similar Contracts providing for payments to any Person based on sales, purchases or profits, other than direct payment of goods;

(viii) material Contracts providing warranties or guarantees with respect to products of the Business in excess of normal; and

(ix) any other Contracts that are material to the operation of the Business.

(b) Each of the Material Contracts is in full force and effect and is the legal, valid and binding obligation of Seller as party thereto, enforceable against it in accordance with its terms. Seller is not in default under any Material Contract, nor, to the knowledge of Seller, is any other party to any Material Contract in default thereunder. No events, circumstances or facts exist or have occurred which would constitute a breach or event of default, or (with or without the lapse of time, the giving of notice or both) would be a breach or event of default under any Material Contract. No party to any of the Material Contracts has exercised or, to the knowledge of Seller, plans to exercise, any termination rights with respect thereto, and there are no disputes with respect to any Material Contract between or among the parties thereto. Neither the execution or delivery by Seller of this Agreement or the other Seller Documents referred to herein, nor the consummation of the transactions contemplated hereby and thereby, nor the performance by Seller of its respective obligations hereunder and thereunder, will violate or result in a breach (with or without the lapse of time, the giving of notice or both) of or constitute a default under any Material Contract, or give rise to termination or modification thereunder. Seller has delivered to Buyer true, correct and complete copies of all Material Contracts.

(c) Schedule 4.12(c) contains a list of the Contracts which Buyer shall assume as of the consummation of the Closing (the “Assumed Contracts”), provided that it is understood that Buyer shall only assume those Liabilities under the Assumed Contracts to the extent such Liabilities constitute Assumed Liabilities. The parties hereto acknowledge and agree that Buyer will not assume any obligations under any Contract that is not an Assumed Contract. The parties hereto further acknowledge and agree that Buyer will not assume any obligations under any Contract arising out of events occurring prior to the Closing other than obligations arising from performance due in the Ordinary Course of Business pursuant to the Assumed Contracts listed in Schedule 4.12(c) (which, for the avoidance of doubt, shall exclude all Liabilities arising from or relating to Seller’s breach of, or non-compliance with, any provision of any such Assumed Contract).

Section 4.13 Benefit Arrangements.

(a) Schedule 4.13(a) contains a true, correct and complete list of each Benefit Arrangement that covers any Transferred Business Employee. With respect to each such Benefit Arrangement, Seller has delivered to Buyer true, correct and complete copies (where applicable) of: (i) the plan document for each Benefit Arrangement (or, if not written, a summary of the material terms thereof) and any amendment thereto, (ii) the most recent form 5500 (including schedules) filed with respect thereto, (iii) the most recent summary plan description (including any summaries of material modification), annual report and IRS determination, opinion, notification or advisory letter and material communications with respect thereto, and (iv) all insurance contracts, trust instruments and other funding arrangements maintained in connection therewith.

(b) No Benefit Arrangement that covers any Transferred Business Employee provides or has ever provided post-retirement medical or health benefits or severance benefits, except to the extent required by Part 6 of Title I of ERISA, and no such Benefit Arrangement is or has ever been a “welfare benefit fund,” as defined in Section 419(e) of the Code, or an organization described in Sections 501(c)(9) or 501(c)(20) of the Code. Each Benefit Arrangement that covers any Transferred Business Employee is in compliance with ERISA, the Code and other applicable Law and has been maintained and administered in all material respects in accordance with its terms and ERISA, the Code and such applicable Law. There are no pending, or to the knowledge of Seller, threatened claims (other than routine claims for benefits) or Legal Proceedings made or brought by any Transferred Business Employee (or beneficiary thereof) against or relating to any such Benefit Arrangement. Each Benefit Arrangement covering any Transferred Business Employee that is intended to be qualified under Section 401(a) of the Code has received a favorable determination, opinion or notification letter from the IRS as to its qualification, and nothing has occurred that could reasonably be expected to affect such qualification or which requires or could reasonably be expected to require action under the compliance resolution programs of the IRS to preserve such qualification. Seller has performed all obligations (including the provision of notices and reports) required to be performed by it under, are not in violation or default under, and there is no default or violation by any other party to, any Benefit Arrangement. All contributions and premium payments required to be made under any Benefit Arrangement have been timely made or have been reflected in the Financial Statements. No amounts payable pursuant to any Benefit Arrangement to any Transferred Business Employee is subject to Section 409A of the Code.

(c) Neither Seller nor any ERISA Affiliate has or has ever had any liability with respect to any plan that is subject to Title IV of ERISA or Section 412 of the Code, including a “multiemployer plan”, as defined in Section 3(37) or Section 4001(a)(3) of ERISA, or a “single employer plan” within the meaning of Section 4001(a)(15) of ERISA.

(d) Neither the execution of this Agreement nor the consummation of any of the transactions contemplated hereby will, either alone or in conjunction with any other event, (i) result in any obligation or liability to any present or former employee, manager, director, officer, contractor or consultant of Seller or any ERISA Affiliate, (ii) be a trigger event under any Benefit Arrangement that will result in any payment (whether of severance pay or otherwise) becoming due to any such present or former employee, officer, director, member, contractor, or consultant, (iii) accelerate the time of payment or vesting, or increase the amount, of any compensation theretofore or thereafter due or granted to any employee, officer, manager, director, member, contractor, or consultant of Seller or any ERISA Affiliate, or (iv) give rise to the payment of any amount which would constitute an “excess parachute payment” (as defined in Section 280G of the Code).

Section 4.14 Labor.

(a) Schedule 4.14(a) lists (i) the names, titles and hire dates of, and current annual compensation, 2013 base salary and annual bonuses and any bonuses paid or payable for services rendered during 2013 for, the vacation and/or paid time off accrual amounts of, and commission and bonus accrual of, each Transferred Business Employee as of the Closing Date and whether the Transferred Business Employee is on an active or inactive status (including, leave of absence of any nature, paid or unpaid, authorized or unauthorized, including disability, family, maternity, parental or other leave, sick leave) and (ii) the name of each Person who currently provides, or who has since July 12, 2013 provided, material Business-related services to Seller as an independent contractor (the “Business Service Providers”). Seller has delivered to Buyer a true, correct and complete copy of each employment, consulting or independent contractor agreement, confidentiality/assignment of inventions agreement and/or non-competition agreement entered into with a Transferred Business Employee or Business Service Provider and all current employee manuals and handbooks, employment policy statements, material employment customs and practices, and internal regulations. Except as set forth on Schedule 4.14(a), the employment of each of the current Transferred Business Employees is terminable by Seller at will, and Seller has no obligation to provide any particular form or period of notice prior to terminating the employment of any of its current Transferred Business Employees. To the knowledge of Seller, no Transferred Business Employee or Business Service Provider has any plans to terminate employment or service with Seller.

(b) Except as set forth on Schedule 4.14(b), with respect to Transferred Business Employees and Business Service Providers:

(i) Seller is and has been in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including any Laws respecting minimum wage and overtime payments, employment discrimination, human rights, pay equity, workers’ compensation, family and medical leave, immigration, and occupational safety and health requirements, and has not and is not engaged in any unfair labor practice;

(ii) each Business Service Provider classified by Seller as an independent contractor satisfies and has satisfied the requirements of any applicable Law to be so classified, and Seller has fully and accurately reported such independent contractors’ compensation on IRS Forms 1099 (and the foreign equivalent thereof) when required to do so;

(iii) Seller is not delinquent to, or has not failed to pay when due, any Transferred Business Employee or Business Service Provider for any wages (including overtime, meal breaks or waiting time penalties), salaries, commissions, accrued and unused vacation, on-call payments or equal pay, or collective bargaining payments to which they would be entitled under applicable Law, if any, bonuses, benefits, advantage in kind, profit sharing, stock options or other compensation for any services performed by them or amounts required to be reimbursed or damages or interest paid to such individuals (other than accrued salary, bonuses, commissions, vacation, or other paid time off in accordance with Seller’s policies); and

(iv) Seller has no liability for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits or obligations for Business Service Providers (other than routine payments to be made in the normal course of business and consistent with past practice).

(c) Seller is not a party to, nor bound by, any labor agreement, collective bargaining agreement, work rules or practices, or any other labor-related agreements or arrangements with any labor union, labor organization, employee organization, or works council that pertain any Transferred Business Employees; there are no labor agreements, collective bargaining agreements, work rules or practices, or any other material labor-related agreements or arrangements to which Seller is bound that pertain any Transferred Business Employees; and no Transferred Business Employees are represented by any labor union, labor organization, employee association or works council with respect to their employment with Seller.

(d) No labor union, labor organization, or group of Business Employees has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the knowledge of Seller, threatened to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority in each case, that pertain to any Transferred Business Employees. To the knowledge of Seller, there are no labor unions organizing activities with respect to any Transferred Business Employees and no such activity has occurred in the last two (2) years. There is no labor strike, lock out, material grievance, material arbitration, labor dispute, slowdown or stoppage against or affecting Seller, and no labor dispute is, to the knowledge of Seller, threatened.

(e) There are no demands, orders or claims pending or, to the knowledge of Seller, threatened, before any Governmental Authority by any Transferred Business Employees for compensation, occupational health and safety, pending severance benefits, vacation time, unpaid meal or rest breaks, vacation pay, maternity benefits, any statutory benefits, or any other claim threatened or pending before any Governmental Authority (or any state “referral agency”) from any Transferred Business Employee or any other Person arising out of Seller’s status as employer, or common or joint employer, whether in the form of claims for employment discrimination, harassment, retaliation, unfair labor practices, grievances, wrongful discharge or variation of contract, wage and hour violations, breach of contract, unfair business practice, tort, unfair competition or otherwise. In addition, there are no pending or threatened claims or actions against Seller related to the Business under any workers compensation policy or long-term disability policy, nor to the knowledge of Seller is there any reasonable basis therefore. Seller has complied with and is in compliance with all applicable workers compensation Laws in respect of the Transferred Business Employees.

Section 4.15 Taxes.

(a) All Tax Returns required to be filed by or on behalf of Seller have been duly and timely filed with the appropriate Taxing Authority in all jurisdictions in which such Tax Returns are required to be filed (after giving effect to any valid extensions of time in which to make such filings), and all such Tax Returns are true, complete and correct in all material respects. All Taxes payable by or on behalf of Seller (whether or not shown on any Tax Return) have been fully and timely paid. Seller has complied in all respects with all applicable Laws relating to the payment and withholding of Taxes in connection with amounts, paid or owing to any employee, independent contractor, creditor, equity owner or other third party and has duly and timely withheld and paid over to the appropriate Taxing Authority all amounts required to be so withheld and paid under all applicable Laws. All Forms W-2 and 1099 (and the foreign equivalents thereof) required with respect to any payment or withholding by Seller have been properly completed and timely filed. Seller has complied in all material respects with all applicable requirements of any Taxing Authority to collect from the receipts of customers (or other Persons paying amounts to Seller, as the case may be) the amount of all Taxes required to be collected and with all applicable requirements of any Taxing Authority to pay and remit such Taxes when due, in the form required under applicable Law or to make adequate provision for the payment of such amounts to the proper Taxing Authorities.

(b) There is no dispute or claim concerning any liability for Taxes of Seller either (i) claimed or raised by any Governmental Authority in writing or (ii) as to which any of the equity holders, managers and officers (and employees responsible for Tax matters) of Seller have knowledge based upon personal contact with any agent of such authority. There are no audits or investigations of Seller by any Taxing Authority in progress, nor has Seller received any notice from any Taxing Authority that the conduct of such an audit or investigation is anticipated. No claim has been made by a Taxing Authority in a jurisdiction where Seller does not file Tax Returns to the effect that Seller is or may be subject to taxation by that jurisdiction. There are no Liens on any of the assets of Seller arising as a result of any failure (or alleged failure) to pay any Tax. Seller has disclosed on its income Tax Returns all positions taken therein that could give rise to substantial understatement of federal income Tax within the meaning of Section 6662 of the Code, and Seller has not participated in a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b). All Tax deficiencies asserted or Tax assessments made by a Governmental Authority have been paid in full.

(c) Seller has not (i) agreed to nor is it required to make any adjustments pursuant to Section 481(a) of the Code or any corresponding provision of any other Tax Law, (ii) executed or entered into a closing agreement pursuant to Section 7121 of the Code or any similar provision of Law, (iii) requested any extension of time within which to file any Tax Return, which Tax Return has since not been filed, (iv) waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect the assessment or collection of Taxes, which Taxes have not since been paid, or (v) granted to any Person any power of attorney that is currently in force with respect to any Tax matter. Seller has not distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code.

Section 4.16 Compliance With Laws; Orders; Permits.

(a) Seller is in compliance in all material respects with all Laws of each Governmental Authority applicable to its business, operations or assets, including without limitation all escheat laws and the Federal Trade Commission Guides Concerning the Use of Endorsements and Testimonials in Advertising. Since July 12, 2013, Seller has not received any notice of or been charged with the violation of any Law and, to the knowledge of Seller, since July 12, 2013, no predecessor of the Business has been charged with any material violation of any Law. To the knowledge of Seller, Seller is not under investigation with respect to the violation of any Law and there are no facts or circumstances which could reasonably form the basis for any such violation other than violations which would have an immaterial effect upon the Business.

(b) Schedule 4.16(b) contains a list of all Permits which, to Seller’s best information and belief, are required for the operation of the Business as presently conducted and as presently intended to be conducted (“Seller Permits”). Seller currently holds all Seller Permits and is not in default or violation, and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation, in any material respect of any term, condition or provision of any Seller Permit, and to the knowledge of Seller, there are no facts or circumstances which form the basis for any such default or violation. To the knowledge of Seller, the Seller Permits and none of the Seller Permits will be impaired or in any way affected by the consummation of the transactions contemplated by this Agreement.

Section 4.17 Legal Proceedings. There is no claim, action, suit, proceeding or governmental investigation (“Action”) of any nature pending or, to Seller’s knowledge, threatened against or by Seller: (a) relating to or affecting the Purchased Assets, the Assumed Liabilities or the Business; or (b) that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement or the other Seller Documents. To the knowledge of Seller, no event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

Section 4.18 Insurance. Seller has insurance policies in full force and effect providing insurance coverage for any nature of the Business in such amounts as are sufficient for all requirements of Law and all Contracts relating to the Business to which Seller is a party or by which Seller is bound. The nature and extent of Seller’s insurance coverage is reasonable, given the nature of the risks inherent in the Business, and is customary for businesses such as the Business. All insurance premiums have been paid on such insurance policies to the extent due and payable in accordance with their terms. Except as set forth on Schedule 4.18, no event relating to Seller has occurred which could reasonably be expected to result in a retroactive upward adjustment in premiums under any such insurance policies or which could reasonably be expected to result in a prospective upward adjustment in such premiums. Excluding insurance policies that have expired and been replaced in the Ordinary Course of Business, no insurance policy relating to the Business has been canceled since July 12, 2013 and, to the knowledge of Seller, no threat has been made to cancel any insurance policy of Seller related to the Business during such period. No event has occurred, including, without limitation, the failure by Seller to give any notice or information or Seller giving any inaccurate or erroneous notice or information, which limits or impairs the rights of Seller under any such insurance policies.

Section 4.19 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or the other Seller Documents based upon arrangements made by or on behalf of Seller.

Section 4.20 Disclosure. No representation or warranty made by Seller in this Agreement, any Schedule, any Exhibit or any certificate delivered, or to be delivered, by or on behalf of Seller pursuant hereto contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller that the statements contained in this Article V are true and correct as of the date hereof, knowing and intending that Seller is relying hereon in entering into this Agreement. For purposes of this Article V, “Buyer’s knowledge,” “knowledge of Buyer” and any similar phrases shall mean the actual or constructive knowledge of any director or officer of Buyer, after due inquiry.

Section 5.01 Organization and Authority of Buyer; Enforceability of Buyer.

(a) Buyer is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware. Buyer has full corporate power and authority to enter into this Agreement and the other Buyer Documents, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.

(b) The execution, delivery and performance by Buyer of this Agreement and the other Buyer Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement and the other Buyer Documents have been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by Seller) this Agreement and the documents to be delivered by Buyer hereunder constitute legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms.

Section 5.02 No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement and the other Buyer Documents, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) violate or conflict with the certificate of incorporation, by-laws or other organizational documents of Buyer; or (b) violate or conflict with any Order or Law applicable to Buyer. No consent, approval, waiver or authorization is required to be obtained by Buyer from any Person in connection with the execution, delivery and performance by Buyer of this Agreement or the other Buyer Documents and the consummation of the transactions contemplated hereby or thereby.

Section 5.03 Legal Proceedings. There is no Action of any nature pending or, to Buyer’s knowledge, threatened against or by Buyer that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

Section 5.04 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or the other Buyer Documents based upon arrangements made by or on behalf of Buyer.

ARTICLE VI

COVENANTS

Section 6.01 Public Announcements. Except as may be required by Law, the parties hereto shall not issue any press release or otherwise make any public disclosures regarding this Agreement or the transactions contemplated hereby or any dealings between or among the parties in connection with the subject matter hereof without the prior written approval of the other party. In the event that any such press release or other public disclosure shall be required by Law, the party seeking to make such disclosure shall consult in good faith with the other party with respect to the form and substance of such release or other disclosure prior to the public dissemination thereof if time permits and if such consultation is permitted by Law.

Section 6.02 Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added and other such taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the other Transaction Documents shall be borne and paid by Seller when due. Seller shall, at its own expense, timely file any Tax Return or other document with respect to such taxes or fees (and Buyer shall cooperate with respect thereto as necessary).

Section 6.03 Non-Competition and Confidentiality Agreement.

(a) During the period of time beginning on the Closing Date and ending on the third (3rd) anniversary thereof (as may be extended below, the “Restricted Period”), Seller shall not, and shall cause its Affiliates not to, directly or indirectly: (x) anywhere in the United States, engage in any manner (including, without limitation, by owning any interest in, managing, controlling, participating in (whether as an officer, director, employee, partner, agent, representative, consultant or otherwise), rendering services to, organizing, planning to organize, providing funding) in a business or activity that is competitive in any respect with any aspect of the Business; (y) employ, engage, contract for or solicit the services in any capacity of any Person who is as of, or was during the twelve (12) months preceding, the Closing Date, employed by or providing services as an employee, agent, independent contractor or consultant to, Seller, in each case, whether or not Seller’s relationship with such Person predated Seller’s ownership of the Purchased Assets; or (z) for its own account or on behalf of any other Person, solicit, divert, take away or attempt to take away any of the customers, suppliers or other business partners the Business or in any way interfere with, disrupt or attempt to disrupt any then existing relationships between the Business and Buyer, on the one hand, and any of Seller’s customers or suppliers or other Persons with whom any of them deals, on the other, or contact or enter into any business transaction with any such customers or suppliers or other Persons for any purpose, in each case, whether or not Seller’s relationship with such Person predated Seller’s ownership of the Purchased Assets.

(b) Each of the Restricted Parties acknowledges that the restrictions contained in this Section 6.03 are reasonable and necessary to protect the legitimate interests of Buyer and that any breach by Seller or its Affiliates of any provision hereof will result in irreparable injury to Buyer. Any breach or alleged breach of this Agreement by Buyer shall not be a defense to the enforcement of this Section 6.03. Seller acknowledges that, in addition to all remedies available at Law, Buyer shall be entitled to equitable relief, including injunctive relief, and an equitable accounting of all earnings, profits or other benefits arising from such breach and shall be entitled to receive such other damages, direct or consequential, as may be appropriate. Buyer shall not be required to post any bond or other security or to prove actual damages therefrom, in connection with any proceeding to enforce the provisions of this Section 6.03. Each of the covenants contained in this Section 6.03 shall be deemed a series of separate covenants in each jurisdiction in which the enforcement thereof is sought, and should a court of competent jurisdiction determine any of the restrictive covenants is not enforceable in such jurisdiction, such determination shall not affect the enforceability of these restrictive covenants in any other jurisdiction. If Seller breaches any of the restrictions contained in this Section 6.03, the Restricted Period shall automatically, without further action or deed, be shall be extended for a number of days equal to the number of days on which such breach occurred.

(c) Without limiting the generality of Section 8.04, the provisions of this Section 6.03 shall inure to the benefit of any subsequent transferee of the Business or any substantial portion thereof, or any successor to Buyer, whether or not this Agreement is assigned to such transferee.

(d) Nothing in Sections 6.03(a) through 6.03(c) shall preclude Seller from (i) owning not more than five percent (5%) of the equity interests of another Person that is engaged in any business competitive to the Business, and (ii) acquiring (whether by means of acquisition, asset purchase, merger, consolidation, similar business combination or otherwise) a Person engaged in a business competitive to the Business together with other lines of business if the percentage of such competitive business represents no more than ten percent (10%) of the acquired Person’s assets (measured by the most recent current financial statements published by the acquired Person in the ordinary course of business).

(e) Seller acknowledges that it is in possession of Confidential Information concerning the Business. Seller, shall, and shall cause its Affiliates and representatives to, at all times after the Closing Date and for so long as it has any Confidential Information, (i) treat confidentially and not disclose all or any portion of such Confidential Information, or (ii) not use such Confidential Information for the benefit of themselves or any other Person, except as may be reasonably required by Seller in relation to the defense of any claim arising under this Agreement. Seller acknowledges and agrees that such Confidential Information is proprietary and confidential in nature and part of the Purchased Assets. If Seller, or any of its Affiliates or representatives is requested or required to disclose (after Seller has used its commercially reasonable efforts to avoid such disclosure and after promptly advising and consulting with Buyer about Seller’s intention to make, and the proposed contents of, such disclosure) any of the Confidential Information (whether by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process by a Governmental Authority), Seller, shall, or shall cause its Affiliates or representatives to, provide Buyer with prompt written notice of such request so that Buyer may seek an appropriate protective order or other appropriate remedy. At any time that such protective order or remedy has not been obtained, Seller or its Affiliate or representative may disclose only that portion of the Confidential Information which such Person is legally required to disclose or of which disclosure is required to avoid sanction for contempt or any similar sanction, and Seller shall exercise their commercially reasonable efforts to obtain assurance that confidential treatment will be accorded to such Confidential Information so disclosed. Seller further agrees that, from and after the Closing Date, Seller and its Affiliates and representatives, upon the reasonable request of Buyer, promptly will deliver to Buyer all documents, or other tangible embodiments, constituting Confidential Information or other information with respect to the Business. The parties recognize that the performance of the obligations under this Section 6.03 by Seller is special, unique and extraordinary in character, and that in the event of the breach by Seller of the terms and conditions of this Section 6.03 to be performed by Seller, Buyer shall be entitled, if it so elects, to obtain damages for any breach of this Section 6.03, or to enforce the specific performance thereof by Seller, without having to post a bond or prove actual damages. This Section 6.03 shall survive Closing indefinitely.

Section 6.04 Employment Matters. Buyer may make employment offers, effective as of the consummation of the transactions contemplated by this Agreement, to those employees engaged by Seller as of the date hereof and as may be selected by Buyer, and on terms acceptable to Buyer, in its sole discretion (such employees, “Offer Employees”). Those Offer Employees who accept Buyer’s offer of employment and report to work for active duty with Buyer are collectively referred to herein as the “Transferred Business Employees.” Seller shall terminate the employment of all Transferred Business Employees immediately prior to or on the Closing Date or such subsequent date as Buyer and the Transferred Business Employee may determine pursuant to the HRS Agreement. Seller shall, effective as of the Closing, release all Transferred Business Employees from and, if requested by Buyer, assign to Buyer its rights under any non-competition, non-solicitation, confidentiality and similar restrictive covenants or agreements previously entered into between Seller and such Transferred Business Employees to the extent reasonably necessary to allow such Transferred Business Employees to serve Buyer or any of its Affiliates. Seller shall deliver to Buyer upon written request, within five (5) Business Days after receipt of such request, written evidence, in form and substance satisfactory to Buyer, of the release and assignment described in the immediately preceding sentence. Nothing herein, express or implied, shall (i) confer upon any Transferred Business Employees any right to be employed by Buyer for any specified period of time following the Closing or any rights as a third-party beneficiary hereof, or (ii) in any way limit Buyer’s right to terminate the employment of any Transferred Business Employee at any time following the Closing for any reason (or no reason).

Section 6.05 Commercially Reasonable Efforts; Further Assurances. Subject to the terms and conditions herein provided, each of the parties hereto shall execute and deliver such additional documents, instruments, conveyances and assurances and to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the other Transaction Documents, including without limitation, vesting title to the Purchased Assets, free and clear of all Liens, in Buyer effective as of Closing. Without limiting the generality of the foregoing, the parties will, as promptly as practicable, use their commercially reasonable efforts to effect all necessary registrations and filings required to be filed by such party and furnish to each other such information and assistance with respect to the terms of any registration, filing, application or undertaking as reasonably may be requested in connection with the foregoing.

Section 6.06 Business Communications. From and after the Closing Date, Seller shall forward, or cause to be forwarded, to Buyer all mail, electronic mail, faxes, telephone messages and other communications that Seller or its representatives receives relating to or concerning the Business or any Purchased Asset. Seller shall so forward all such communications promptly following receipt thereof.

Section 6.07 Release of Guarantees. Prior to the Closing Date, Seller shall use its reasonable best efforts to release, terminate or cancel any Seller Guaranty. In the event that any Seller Guaranty cannot be released and cancelled as of the Closing Date, Buyer shall cause itself or one of its Affiliates to be substituted for the guarantor directly affected thereby in respect of such Seller Guaranty (or if not possible, added as the primary obligor with respect thereto). If Buyer is not able to either release and cancel such Seller Guaranty or cause itself or one of its Affiliates to be so substituted in all respects in respect of such Seller Guaranty, then Buyer shall indemnify, defend and hold harmless Seller and its Affiliates with respect to all liabilities or expenses that might arise or be incurred by Seller or its Affiliates with respect to any such Seller Guaranty to the extent of any liability of the Business for which Seller has no indemnification obligations to Buyer hereunder.

Section 6.08 Receivables. From and after the Closing: (a) Seller shall provide assistance to Buyer, at Buyer’s reasonable request, in the collection of accounts receivable; (b) if Seller or any of its Affiliates receives or collects any funds in respect of accounts receivable or any other assets that are included in the Purchased Assets, then Seller or its Affiliate shall promptly, but in no event later than five (5) Business Days after its receipt thereof, remit such funds to Buyer; and (c) if Buyer or any of its Affiliates receives or collects any funds in respect of accounts receivable or any other assets that are Retained Assets, then Buyer or its Affiliate shall promptly, but in no event later than five (5) Business Days after its receipt thereof, remit such funds to Seller.

ARTICLE VII

INDEMNIFICATION

Section 7.01 Survival.

(a) Except as set forth in the immediately succeeding sentences of this Section 7.01(a), the representations and warranties provided for in this Agreement shall survive the Closing for eighteen (18) months after the Closing Date. The Fundamental Representations (other than the Extended Representations) shall survive the Closing and remain in full force and effect indefinitely. The Extended Representations shall survive the Closing and continue until ninety (90) days after the expiration of the applicable statute of limitations. The survival period of each representation or warranty as provided in this Section 7.01 is hereinafter referred to as the “Survival Period.”

(b) The covenants contained in this Agreement shall survive the Closing until they are otherwise terminated by their respective terms.

(c) Any representation, warranty, covenant or other agreement in respect of which indemnity may be sought under this Article VII, and the indemnity with respect thereto, shall survive the time at which it would otherwise terminate pursuant to this Section 7.01 if written notice of the claim giving rise to such right or potential right of indemnity shall have been given to the party against whom such indemnity may be sought prior to such time and, in any such case, notwithstanding anything herein to the contrary, such representation, warranty, covenant or other agreement shall survive until any claim for indemnity related to such inaccuracy or breach or potential inaccuracy or breach is settled or resolved.

(d) The representations, warranties and covenants contained in this Agreement or in any certificate or other writing delivered in connection with this Agreement shall survive for the periods set forth in this Section 7.01 and shall in no event be affected by any investigation, inquiry or examination made for or on behalf of any party, or the knowledge of any party’s representatives

Section 7.02 Indemnification.

(a) Seller shall, subject to Section 7.02(d), indemnify and hold harmless Buyer, its Affiliates, and their officers, directors, employees, agents and representatives (the “Buyer Indemnified Parties”), against and in respect of any and all claims, costs, expenses, damages, liabilities, losses or deficiencies (including, without limitation, counsel’s fees and other costs and expenses incurred in defending any suit, action or Legal Proceeding) (the “Damages”) arising out of, resulting from or incurred in connection with (i) any inaccuracy in any representation or the breach of any warranty made by Seller in this Agreement or in any Seller Document, (ii) the breach by Seller of any covenant or agreement to be performed by it hereunder or in any Seller Document, (iii) any Taxes relating to Seller or, for any taxable period (or any portion thereof) ending on or prior to the Closing Date, any aspect of the Business or operations, and (iv) any Excluded Liability. Notwithstanding the foregoing, in the event any indemnification obligation is required to be satisfied in cash pursuant to Section 7.02(f) hereof, Seller shall indemnify and hold harmless the Buyer Indemnified Parties for such Damages and shall satisfy such indemnification obligations in cash in accordance with Section 7.02(f). The Buyer Indemnified Parties shall not be entitled to recover Damages from Seller for any claim for indemnification pursuant to Section 7.02(a)(i) first made after the expiration of the applicable Survival Period. The indemnification obligations of Seller set forth in Section 7.02(a)(ii), Section 7.02(a)(iii), and Section 7.02(a)(iv) shall continue in full force and effect forever.

(b) Buyer, subject to Section 7.02(d), shall indemnify and hold harmless Seller, its Affiliates and their officers, directors, partners, members, managers, employees, agents and representatives (the “Seller Indemnified Parties”), against and in respect of any and all Damages arising out of, resulting from or incurred in connection with (i) any inaccuracy in any representation or the breach of any warranty made by Buyer in this Agreement or in any Buyer Document, (ii) the breach by Buyer of any covenant or agreement to be performed by Buyer hereunder or in any Buyer Document, and (iii) any Assumed Liability. The Seller Indemnified Parties shall not be entitled to recover Damages from Buyer for any claim for indemnification pursuant to Section 7.02(b)(i) first made after the expiration of the applicable Survival Period. Buyer’s indemnification obligations set forth in Section 7.02(b)(ii) and Section 7.02(b)(iii) and shall continue in full force and effect forever.

(c) With respect to a matter for which indemnification is sought under this Section 7.02, the Person providing such indemnification in respect of such matter pursuant to this Section 7.02 is hereinafter referred to as an “Indemnifying Party” and the Person entitled to be indemnified in respect of such matter pursuant to the provisions of this Section 7.02 is hereinafter referred to as an “Indemnified Party.”

(d) The indemnification obligations of Seller set forth in Section 7.02(a)(i), other than the indemnification obligations for breaches or claims arising out of the Excluded Liabilities, Fundamental Representations of Seller, Extended Representations, or the covenants set forth in Article V shall be subject to a maximum aggregate lifetime liability equal to $2,000,000 (the “Cap Amount”). The indemnification obligations of Seller set forth in Section 7.02(a)(i) with respect to breaches of the Fundamental Representations or Extended Representations, Section 7.02(a)(ii), Section 7.02(a)(iii), and Section 7.02(a)(iv) shall not be subject to the Cap Amount limitations set forth in this Section 7.02(d). All claims made during the relevant Survival Period shall be counted in determining whether the threshold specified above has been achieved.

(e) The indemnification obligations of Buyer set forth in Section 7.02(b)(i), other than the indemnification obligations of Buyer for breaches of the Fundamental Representations of Buyer, and obligations relating to payment of Cash Consideration, shall be subject to a maximum aggregate lifetime liability equal to the Cap Amount. The indemnification obligations of Buyer set forth in Section 7.02(b)(i) with respect to breaches of the Fundamental Representations of Buyer shall not be subject to the Cap Amount limitations set forth in this Section 7.02(e). All claims made during the relevant Survival Period shall be counted in determining whether the threshold specified above has been achieved.

(f) Notwithstanding any provision herein to the contrary, no limitation on a party’s liability provided for herein shall apply in the event of the fraudulent conduct, willful breach or intentional misrepresentation of such party.

(g) If and to the extent any provision of Section 7.02(a) is unenforceable for any reason, Seller hereby agrees to make the maximum contribution to the payment and satisfaction of any Damages for which indemnification is provided for in Section 7.02(a) which is permissible under applicable Laws, such amount not to exceed the amount otherwise available under this Agreement if such provision were enforceable. If and to the extent any provision of Section 7.02(b) is unenforceable for any reason, Buyer hereby agrees to make the maximum contribution to the payment and satisfaction of any Damages for which indemnification is provided for in Section 7.02(b) which is permissible under applicable Laws, such amount not to exceed the amount otherwise available under this Agreement if such provision were enforceable.

(h) For purposes of calculating the amount of any Damages related to a breach of any representation or warranty, the representations and warranties set forth in this Agreement shall be considered without regard to any “knowledge,” “material,” “Material Adverse Effect” or similar qualifications set forth therein.

(i) The representations, covenants and obligations of Seller, and the rights and remedies that may be exercised by the Buyer Indemnified Parties based on such representations, covenants and obligations, will not be limited or affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing, with respect to, the accuracy or inaccuracy of or compliance with any such representation, warranty, covenant or obligation.

(j) For all federal, state, local and foreign income tax purposes, all indemnification, purchase price adjustments and other payments made pursuant to this Agreement will be treated as an adjustment to the Purchase Price, unless otherwise required by Law.

(k) Subject to Section 7.02(l), the parties agree that the sole and exclusive remedy for money damages for any matter arising under this Agreement shall be the rights to indemnification set forth in this Agreement and the rights set forth in Article VII. The indemnification rights of the Buyer Indemnified Parties or Seller Indemnified Parties under this Article VII are independent of and in addition to such rights and remedies as the parties may have at Law or in equity or otherwise for any misrepresentation, breach of warranty or failure to fulfill any agreement or covenant hereunder on the part of any party hereto, including the right to seek specific performance, rescission or restitution, none of which rights or remedies shall be affected or diminished hereby.

(l) Notwithstanding anything to the contrary in this Agreement, the limitations and thresholds and other provisions set forth in this Article VII shall not apply with respect to (i) fraud or intentional misrepresentation or (ii) any equitable remedy, including a preliminary or permanent injunction or specific performance.

Section 7.03 Indemnity Holdback.

(a) For any claims subject to payment from the Holdback Amount pursuant to Section 7.02(d), the Holdback Amount, or any portion thereof, shall be released to Buyer within five (5) Business Days after the date of notice of any sums due and owing is given to Seller by Buyer.

(b) On the Holdback Release Date, Buyer shall release to Seller the Holdback Release Amount (to the extent not utilized to pay Buyer for any indemnification claim), except that Buyer shall retain an amount (up to the total amount then held by Buyer) equal to the amount of claims for indemnification under this Article VII asserted prior to such date but not yet resolved (“Unresolved Claims”). The amount of the Holdback Release Amount retained for Unresolved Claims shall be released by Buyer (to the extent not utilized to pay Buyer for any such claims resolved in favor of Buyer) upon the earlier of the resolution of any Unresolved Claims in accordance with this Article VII.

Section 7.04 Procedures for Third Party Claims. In the case of any claim for indemnification arising from a claim of a third party (a “Third Party Claim”), an Indemnified Party shall give prompt written notice, following such Indemnified Party’s receipt of such claim or demand, to the Indemnifying Party of any claim or demand of which such Indemnified Party has knowledge and as to which it may request indemnification hereunder; provided, however, that failure to give such notice will not affect such Indemnified Party’s rights furnished hereunder unless, and then solely to the extent that, the rights of the parties from whom indemnity is sought are materially prejudiced as a result of such failure. The Indemnifying Party shall have the right (and if they elect to exercise such right, to do so within ten (10) days after receiving such notice from the Indemnified Party) to defend and to direct the defense against any such claim or demand, in its name or in the name of the Indemnified Party, as the case may be, at the expense of the Indemnifying Party, and with counsel selected by the Indemnifying Party; provided, that the Indemnifying Party shall only be entitled to assume control of the defense of such action only to the extent the Indemnifying Party acknowledges in writing its indemnity obligations and assumes and holds the Indemnified Party harmless from and against the full amount of any Loss resulting therefrom; and provided further that the Indemnifying Party shall not be entitled to assume control of such defense if (i) the Indemnifying Party shall not have taken any action to defend such third party claim within such ten (10) day period; (ii) such claim or demand seeks an Order, injunction or other equitable relief against the Indemnified Party, (iii) the Indemnified Party shall have reasonably concluded that (x) there is a conflict of interest between the Indemnified Party and the Indemnifying Party in the conduct of the defense of such claim or demand or (y) the Indemnified Party has one or more defenses not available to the Indemnifying Party or (iv) such claim relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation, the appropriate court rules that the Indemnifying Party failed or is failing to vigorously prosecute or defend such third party claim. Notwithstanding anything in this Agreement to the contrary, the Indemnified Party shall, at the expense of the Indemnifying Party, cooperate with the Indemnifying Party, and keep the Indemnifying Party fully informed, in the defense of such claim or demand. The Indemnified Party shall have the right to participate in the defense of any claim or demand with counsel employed at its own expense; provided, however, that, in the case of any claim or demand described in clause (i) or (ii) of the second preceding sentence or as to which the Indemnifying Party shall not in fact have employed counsel to assume the defense of such claim or demand, the reasonable fees and disbursements of such counsel shall be at the expense of the Indemnifying Party. The Indemnifying Party shall have no indemnification obligations with respect to any such claim or demand which shall be settled by the Indemnified Party without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed. The Indemnifying Party shall not settle any such claim without the prior written consent of the Indemnified Party, unless such claim solely involves a claim for monetary Damages and such settlement is accompanied by a document releasing the Indemnified Party from all liability with respect to the matter in controversy.

Section 7.05 Procedures for Inter-Party Claims. In the event that an Indemnified Party determines that it has a claim for Damages against an Indemnifying Party hereunder (other than as a result of a Third Party Claim), the Indemnified Party shall give prompt written notice thereof to the Indemnifying Party, specifying, to the extent then known, the amount of such claim and any relevant facts and circumstances relating thereto. The Indemnified Party and the Indemnifying Party shall negotiate in good faith for a thirty (30) day period regarding the resolution of any disputed claims for Damages. If no resolution is reached with regard to such disputed claim between the Indemnifying Party and the Indemnified Party within such thirty (30) day period, the Indemnified Party shall be entitled to seek appropriate remedies in accordance with the terms hereof. Promptly following the final determination of the amount of any Damages claimed by the Indemnified Party, the Indemnifying Party shall pay such Damages to the Indemnified Party by wire transfer or check made payable to the order of the Indemnified Party, without interest. In the event that the Indemnified Party is required to institute Legal Proceedings in order to recover Damages hereunder, the cost of such Legal Proceedings (including costs of investigation and reasonable attorneys’ fees and disbursements) shall be added to the amount of Damages payable to the Indemnified Party if the Indemnified Party recovers Damages in such Legal Proceedings. In the event that a party hereto claiming to be an Indemnified Party institutes Legal Proceedings in order to recover Damages hereunder and the applicable court refuses to award any Damages to such party, such party shall reimburse the defending party for the cost of such Legal Proceedings (including costs of investigation and reasonable attorneys’ fees and disbursements).

Section 7.06 Cumulative Remedies. The rights and remedies provided in this Article VII are cumulative and are in addition to and not in substitution for any other rights and remedies available at law or in equity or otherwise.

ARTICLE VIII

MISCELLANEOUS

Section 8.01 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail of a .pdf document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient; or (d) on the third business day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8.01):

If to Seller:	Mimio LLC c/o Skyview Capital LLC 8th Floor 2000 Avenue of the Stars Los Angeles, CA 90067 E-mail: asoltani@skyviewcapital.com Attention:Chairman
With a copy to:	James F. Hall, Esq. Skyview Capital LLC 8th Floor 2000 Avenue of the Stars Los Angeles, CA 90067 E-mail: jhall@skyviewcapital.com Attention:Vice President and International General Counsel
If to Buyer:	LAZEL, Inc. 17855 N. Dallas Parkway, Suite 400 Dallas, Texas 75287 E-mail: todd.buchardt@cambiumlearning.com Attention: General Counsel and Secretary
With a copy to:	Lowenstein Sandler LLP 1251 Avenue of the Americas New York, New York 10020 E-mail: ssiesser@lowenstein.com Attention: Steven E. Siesser, Esq.

Section 8.02 Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

Section 8.03 Governing Law; Consent to Jurisdiction.

(a) This Agreement will be governed in all respects, including but not limited to, as to validity, interpretation and effect, by the internal laws of the State of New York, without giving effect to its principles or rules of conflict of laws (to the extent such principles or rules are not mandatorily applicable by statute and would require or permit the application of the laws of another jurisdiction).

(b) Notwithstanding anything to the contrary set forth herein or elsewhere, the parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States of America sitting in New York City, this being in addition to any other remedy to which they are entitled at law or in equity, and neither party shall be required to provide any bond or other security in connection with any such injunction or in connection with any related Action. Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York state court or federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any Action arising out of or relating to this Agreement or the transactions contemplated hereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such Action may be heard and determined in such New York state court or, to the extent permitted by Law, in such federal court. Each of the parties hereto agrees that a final judgment in any such Action will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(c) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 8.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Law.

Section 8.04 Assignment; Successors and Assigns; No Third Party Rights. Except as otherwise provided herein, this Agreement may not be assigned, and any attempted assignment shall be null and void. Buyer may assign all of its rights under this Agreement to any Affiliate of Buyer. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns and legal representatives. This Agreement shall be for the sole benefit of the parties to this Agreement and their respective successors, assigns and legal representatives and is not intended, nor shall be construed, to give any Person, other than the parties hereto and their respective successors, assigns and legal representatives, any legal or equitable right, remedy or claim hereunder; provided, however, that Article VI shall also be for the benefit of Buyer Indemnified Parties and Seller Indemnified Parties.

Section 8.05 Counterparts; Facsimile. This Agreement may be executed in one or more counterparts, by facsimile, electronic transfer, .pdf or otherwise. Each such counterpart shall be deemed an original agreement, but all of which together shall constitute one and the same instrument.

Section 8.06 Headings. The headings in this Agreement are for reference purposes only, and shall not in any way affect the meaning or interpretation of this Agreement.

Section 8.07 Entire Agreement. This Agreement, including the schedules attached thereto, constitutes the entire agreement among the parties with respect to the matters covered hereby and supersedes all previous written, oral or implied understandings among them with respect to such matters.

Section 8.08 Amendment and Modification. This Agreement may only be amended or modified in a writing signed by the party against whom enforcement of such amendment or modification is sought.

Section 8.09 Waiver. Any of the terms or conditions of this Agreement may be waived at any time by the party or parties entitled to the benefit thereof, but only by a writing signed by the party or parties waiving such terms or conditions.

Section 8.10 Severability. The invalidity of any portion hereof shall not affect the validity, force or effect of the remaining portions hereof. If it is ever held that any restriction hereunder is too broad to permit enforcement of such restriction to its fullest extent, such restriction shall be enforced to the maximum extent permitted by Law.

Section 8.11 Joint Negotiation and Drafting. The parties hereto have participated jointly in the negotiation and drafting of this Agreement and the agreements ancillary hereto and, in the event that an ambiguity or question of intent or interpretation arises, this Agreement and the agreements ancillary hereto shall be construed as jointly drafted by the parties hereto or thereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement or of any of the agreements ancillary hereto.

Section 8.12 Waiver of Trial by Jury. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT OR ANY AGREEMENT EXECUTED PURSUANT TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY AGREEMENT EXECUTED PURSUANT TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (iii) IT MAKES SUCH WAIVER VOLUNTARILY, AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.12.

Section 8.13 Attorneys’ Fees. If any Action relating to this Agreement or any document to be delivered hereunder or the enforcement of any provision of any of this Agreement or any document to be delivered hereunder is brought against any party to this Agreement, the prevailing party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements, in addition to any other relief to which the prevailing party may be entitled.

Section 8.14 Parent Guarantee. Parent hereby unconditionally and absolutely guarantees, as primary obligor and not as surety, the due and punctual payment and performance by Buyer of all of its obligations to Seller pursuant to the terms of this Agreement and the Transition Services Agreement and agrees that Seller shall not pursue any remedy against Buyer, or against any security, for breach of this Agreement or the Transition Services Agreement prior to proceeding directly against Parent. This guarantee shall be a guarantee of payment and not of collection.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SELLER:

MIMIO, LLC

By: /s/ Ali Reza Soltani
Name: Ali Reza (Alex) Soltani
Title: Manager

BUYER:

LAZEL, INC.

By: /s/ John Campbell
Name: John Campbell
Title: President and Chief Executive Officer

Solely for purposes of Section 8.14:

PARENT:

CAMBIUM LEARNING GROUP, INC.

By: /s/ Barbara Benson
Name: Barbara Benson
Title: Vice President and Chief Financial
Officer